Exhibit 99.1

NUVERRA ANNOUNCES DEPARTURE OF EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

SCOTTSDALE, Ariz. (April 1, 2016) – Nuverra Environmental Solutions, Inc. (OTCQB: NESC) (“Nuverra” or “the Company”) announced today that Executive Vice President and Chief Financial Officer Greg Heinlein is leaving the Company to pursue other professional interests, effective today.

Mark Johnsrud, Chairman of the Board and Chief Executive Officer, said, “We thank Greg for his service and leadership as he has helped us make great strides in the past 15 months to reduce our cost structure, manage capital expenditures and working capital to improve cash flow, and operate our business more efficiently in the face of the downturn in oil and gas prices. We wish him all the best in his future endeavors.”

There have been no disagreements with the Board of Directors or with executive management, and the departure is not related to any issues regarding financial disclosure, accounting or legal matters.

Mr. Johnsrud continued, “We have a highly capable and experienced finance and accounting team, including Vice President and Chief Accounting Officer Stacy Hilgendorf and Vice President and Treasurer Kevin Klann, who will continue to provide day-to-day leadership in corporate accounting and financial reporting, financial planning, and treasury management, as well as support our division-level management and finance teams.” Messrs. Hilgendorf and Klann will report directly to the Chief Executive Officer.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.

Forward-Looking Statements

The information contained herein may include certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risks and uncertainties, including risks and uncertainties disclosed from time to time in the Company’s filings with the SEC, including the Annual Report on Form 10-K, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Source: Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

480-878-7452

ir@nuverra.com